                                                                    Exhibit 23.3

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Merry Land Properties, Inc. that is made a part of the Registration Statement (Form S-4 No. 333-_______) and related Prospectus of Cornerstone Realty Income Trust, Inc. for the registration of 5,618,284 shares of its common stock and 606,488 shares of Series B Convertible Preferred Shares and to the incorporation by reference therein of our report dated February 12, 2003, with respect to the consolidated financial statements and schedule of Cornerstone Realty Income Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

April 7, 2003
Richmond, Virginia